Exhibit 77(e)(2)


                               AMENDED APPENDIX A

                                       TO

                        INVESTMENT SUBADVISORY AGREEMENT

                                     BETWEEN

                             DIRECTED SERVICES, LLC

                                       AND

                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.


Portfolios                                                         Annual Subadviser Fee
----------                                                         ---------------------
                                                      (as a percentage of average daily net assets)

ING American Century Large Company Value Portfolio    0.40% on the first $500 million of assets(1)
                                                         0.35% on the next $500 million of assets
                                                         0.30% on assets in excess of $1 billion

ING American Century Small-Mid Cap Value Portfolio            0.65% on the first $50 million
                                                              0.60% on the next $50 million
                                                              0.55% on the next $100 million
                                                              0.50% on the next $50 million
                                                              0.45% on the next $100 million
                                                                0.40% on assets thereafter

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(1)   The Annual Subadviser Fee on the first $500 million will be reduced to
      0.35% if Adviser's cumulative U.S. large cap assets under management sub-advised by Subadviser exceed $650 million.